Pangaea Logistics Solutions Ltd. Adds Capacity
with the Acquisition of Dry Bulk Vessel

Bulk Prudence will be the 25th owned vessel in Pangaea’s global fleet
Pangaea expects to take delivery of the Bulk Prudence in the second quarter 2023

NEWPORT, RI – April 26, 2023 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced the acquisition of a 61,000 dwt dry bulk vessel in the second-hand market for $26.6 million cash.

Built in 2014, this vessel, to be re-named Bulk Prudence, is expected to be delivered to Pangaea in June 2023, representing the 25th owned vessel in its fleet. The vessel is currently expected to enter into service immediately after delivery. Between its owned and short term chartered-in fleet, Pangaea currently operates 50 vessels in worldwide trades.

“The acquisition of the Bulk Prudence demonstrates our continued strategic focus on maximizing TCE rates through a fleet of newer, high quality and well-maintained vessels, while providing our clients a consistent and efficient cargo transportation service,” stated Mark Filanowski Pangaea’s Chief Executive Officer. “This vessel fits well into our core fleet, having served as a part of our chartered-in fleet in prior years, effectively serving the cargo transit requirements of our customers. We remain an opportunistic acquiror of high-quality, newer vessels that meet the stringent requirements of the global trades in which we operate, consistent with our disciplined approach to capital allocation.”

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (Nasdaq: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan or Stefan Neely
Chief Financial Officer
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com